Exhibit 99.2

[CIT Logo]

                              Investor Contact:  Valerie L. Gerard
                                                 Senior Vice President
                                                 Investor Relations
                                                 CIT Group Inc.
                                                 973.422.3284

                              Media Contact:     Christopher J. Hardwick
                                                 Vice President
                                                 External Communications and
                                                 Media Relations
                                                 CIT Group Inc.
                                                 973.597.2095

CIT ELECTS TIMOTHY RING TO BOARD OF DIRECTORS

NEW YORK, NY, January 18, 2005 - CIT Group Inc. (NYSE: CIT) announced today that Timothy M. Ring, Chairman and Chief Executive Officer of C. R. Bard, has been elected to CIT's Board of Directors and as a member of the Compensation Committee of the Board, effective today. With the appointment of Mr. Ring, CIT's Board now consists of 11 members, including 10 independent directors and Jeffrey
M. Peek, CIT's Chairman and Chief Executive Officer.

"Timothy Ring is a great addition to our board," Peek said. "His experience in leading a global company and his knowledge of the fast-growing healthcare and medical technology markets complement the range and depth of experience among our directors and make him particularly valuable as we continue to build our presence in the healthcare finance sector."

Mr. Ring has served as Chairman and Chief Executive Officer for C. R. Bard, Inc., since August 2003. The company is a leading multinational developer, manufacturer, and marketer of innovative, life-enhancing medical technologies in the fields of Vascular, Urology and Oncology and Surgical Specialty products. During his 12-year career with the Company, Mr. Ring has held a number of senior executive positions including Group President since April 1997 to August 2003. Prior to C. R. Bard, Mr. Ring worked for Abbott Laboratories for nearly 10 years.

About CIT

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has approximately $50 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company and a component of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. CIT, with its principal offices in Livingston, New Jersey and New York City, has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

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